Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-8 Nos. 333-172527, 333-181186, 333-186885, 333-194275 and 333-202361) pertaining to the Qlik Technologies Inc. 2010 Equity Incentive Plan, and

2.	Registration Statement (Form S-8 No. 333-168137), as amended, pertaining to the Qlik Technologies Inc. 2004 Omnibus Stock Option and Award Plan, 2007 Omnibus Stock Option and Award Plan, and 2010 Equity Incentive Plan;

of our reports dated February 26, 2016, with respect to the consolidated financial statements of Qlik Technologies Inc. and the effectiveness of internal control over financial reporting of Qlik Technologies Inc., included in this Annual Report (Form 10-K) of Qlik Technologies Inc. for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

February 26, 2016